Exhibit 99.1

National Health Investors Promotes Justin Hutchens to CEO

MURFREESBORO, Tenn. (February 16, 2011) - National Health Investors, Inc. (NYSE: NHI) today announced that pursuant to its previously disclosed succession plan, J. Justin Hutchens, the Company’s President and Chief Operating Officer, has been appointed Chief Executive Officer, effective March 1, 2011.  W. Andrew Adams will remain Chairman of the Company.

Mr. Hutchens joined the Company in 2009 as President and Chief Operating Officer and has been working with Mr. Adams in a formal succession plan to prepare him for his new responsibilities. A member of the Board of Directors, Mr. Hutchens has 15 years of field operations experience in the senior care sector prior to joining NHI.

Andy Adams noted, “I am very pleased to announce the completion of our succession plan. Having worked closely with Justin for the last two years, I’m fully confident in his abilities to lead NHI and continue to execute a well-balanced strategy of growth and financial discipline.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's website at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.  Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s website at http://www.nhinvestors.com.